Exhibit 99.1

DREAMWORKS ANIMATION REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - October 25, 2011 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its third quarter ended September 30, 2011. For the quarter, the Company reported total revenue of $160.8 million and net income of $19.7 million, or $0.23 per share on a fully diluted basis.

“DreamWorks Animation's third quarter results were driven by the blockbuster international box office success of Kung Fu Panda 2, the number one animated movie of the year and the fourth highest-grossing film on a worldwide basis,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “The next big event for the Company is the theatrical release of Puss In Boots on October 28th and we look forward to seeing how it performs around the world through the fourth quarter.”

Kung Fu Panda 2, which was released on May 26, 2011, contributed $39.4 million of revenue in the quarter, generated primarily by its international box office performance. It has grossed approximately $663.6 million in worldwide box office to date.

Megamind contributed $25.8 million of revenue in the quarter, driven primarily by domestic pay television. The film reached an estimated 4.6 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Shrek Forever After and How to Train Your Dragon contributed $15.0 million and $9.2 million of revenue in the quarter, respectively, driven primarily by international pay television and worldwide home entertainment. Each film has reached an estimated 9.0 million home entertainment units, sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Library and other items contributed approximately $71.4 million of revenue to the quarter, including $18.8 million of revenue attributable to non-film businesses.

Costs of revenue for the quarter equaled $108.0 million. Selling, general and administrative expenses totaled $26.9 million, including approximately $6.4 million of stock-based compensation expense.

The Company's income tax expense for the third quarter was $7.6 million. The Company's combined effective tax rate - the actual tax rate coupled with the effect of the Company's tax sharing agreement with a former stockholder - was approximately 26.5% for the third quarter.

Year to date, the Company has repurchased approximately 0.9 million shares for $25 million. The Company has $125 million remaining under its current authorization.

“DreamWorks Animation's financial results tend to fluctuate due to, among other factors, the timing of our feature film releases and the number of our films in any given year. This is the case in the third quarter of 2011, in part because our financial results reflect the timing of the international theatrical release of Kung Fu Panda 2 this year compared to Shrek Forever After in 2010,” added Lew Coleman, Chief Financial Officer and President of DreamWorks Animation.

The Company's fourth quarter results are expected to be driven primarily by the performance of Puss In Boots at the worldwide box office as well as the performances of Kung Fu Panda 2 and several of the Company's television specials in the home entertainment market.

Items related to the earnings press release for the third quarter of 2011 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, October 25, 2011, at 4:30 p.m. (ET). Investors can access the call by dialing (877) 260-8897 in the U.S. and (612) 332-1210 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, October 25, 2011. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 219123 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for three consecutive years. In 2011, DreamWorks Animation ranks #10 on the list. All of DreamWorks Animation's feature films are now being produced in 3D. The Company has theatrically released a total of 22 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon.

Contact:
DreamWorks Animation Investor Relations
(818) 695-3900
ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2011	December 31, 2010
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$149,596	$163,819
Trade accounts receivable, net of allowance for doubtful accounts	28,839	40,136
Income taxes receivable	2,388	310
Receivable from Paramount, net of allowance for doubtful accounts	177,252	242,629
Film and other inventory costs, net	896,759	772,668
Prepaid expenses	24,838	21,795
Other assets	13,898	9,889
Property, plant and equipment, net of accumulated depreciation and amortization	171,334	174,803
Deferred taxes, net	268,101	295,602
Goodwill	34,216	34,216
Total assets	$1,767,221	$1,755,867
Liabilities and Equity
Liabilities:
Accounts payable	$2,485	$3,515
Accrued liabilities	110,631	143,098
Payable to former stockholder	296,371	329,590
Deferred revenue and other advances	27,225	20,793
Total liabilities	436,712	496,996
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 97,520,150 and 97,436,947 shares issued, as of September 30, 2011 and December 31, 2010, respectively	975	975
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 10,838,731 shares issued and outstanding, as of September 30, 2011 and December 31, 2010, respectively	108	108
Additional paid-in capital	1,014,338	979,177
Retained earnings	1,029,456	966,935
Less: Class A Treasury common stock, at cost, 24,815,433 and 23,834,081 shares, as of September 30, 2011 and December 31, 2010, respectively	(714,368)	(688,324)
Total stockholders’ equity	1,330,509	1,258,871
Total liabilities and stockholders’ equity	$1,767,221	$1,755,867

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenues	$160,762	$188,882	$487,054	$509,120
Costs of revenues	107,966	107,664	321,304	312,581
Gross profit	52,796	81,218	165,750	196,539
Product development	724	1,450	1,147	2,057
Selling, general and administrative expenses	26,851	26,478	86,533	77,739
Operating income	25,221	53,290	78,070	116,743
Interest income, net	142	160	403	390
Other income, net	1,334	2,343	5,393	6,440
Decrease (increase) in income tax benefit payable to former stockholder	555	(18,012)	5,319	(34,868)
Income before income taxes	27,252	37,781	89,185	88,705
Provision (benefit) for income taxes	7,598	(1,980)	26,663	3,300
Net income	$19,654	$39,761	$62,522	$85,405
Basic net income per share	$0.24	$0.47	$0.75	$1.00
Diluted net income per share	$0.23	$0.47	$0.74	$0.98
Shares used in computing net income per share
Basic	83,405	83,946	83,640	85,491
Diluted	84,791	85,496	84,764	87,503

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
	(in thousands)
Operating activities
Net income	$62,522	$85,405
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs	257,403	269,840
Stock-based compensation expense	22,134	22,403
Depreciation and amortization	2,597	4,693
Revenue earned against deferred revenue and other advances	(69,287)	(56,699)
Deferred taxes, net	27,501	(1,236)
Changes in operating assets and liabilities:
Trade accounts receivable	13,776	(1,128)
Receivable from Paramount	65,377	51,293
Film and other inventory costs	(350,783)	(342,498)
Prepaid expenses and other assets	(5,621)	(17,134)
Accounts payable and accrued liabilities	(33,424)	9,312
Payable to former stockholder	(33,219)	12,299
Income taxes payable/receivable, net	(2,204)	(2,140)
Deferred revenue and other advances	89,279	45,736
Net cash provided by operating activities	46,051	80,146
Investing activities
Purchases of property, plant and equipment	(28,928)	(37,777)
Investment in unconsolidated affiliate	(5,000)	—
Net cash used in investing activities	(33,928)	(37,777)
Financing activities
Receipts from exercise of stock options	6	8,801
Excess tax benefits from employee equity awards	30	1,139
Deferred financing costs	(338)	—
Purchase of treasury stock	(26,044)	(113,954)
Net cash used in financing activities	(26,346)	(104,014)
Decrease in cash and cash equivalents	(14,223)	(61,645)
Cash and cash equivalents at beginning of period	163,819	231,245
Cash and cash equivalents at end of period	$149,596	$169,600
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$1,790	$5,513
Cash paid during the period for interest, net of amounts capitalized	$484	$404